Exhibit 99.3

Stryker to Acquire Vocera: Maximizing Value for All Vocera Shareholders

TRANSACTION OVERVIEW

$79.25
Price per Share

~$3.1 billion
Transaction Enterprise Value[2]

All Cash
Consideration

1Q 2022
Expected Close

Premium[1]

27% to Prior Close

18% to All-Time High

28% to 30-day VWAP

43% to 90-day VWAP

96% to Six Months Ago

Transaction Multiple

~14x TEV / LTM Revenue[3]

~73x TEV / LTM EBITDA[3]

SHARE PRICE PERFORMANCE SINCE 2017



Transaction Price: $79.25
$62.52
$2.7B in value creation since Jan. 2017 (333% return)4
$18.29
Jan-17
Nov-17
Sep-18
Jul-19
May-20
Mar-21
Jan-22

Source: FactSet (1/5/22)

1. Prior close as of 1/5/22, All-Time High based on closing price as of 1/4/22, VWAP values as of 1/5/22, 6-Months Ago as of 7/6/21
2. Transaction enterprise value includes convertible notes
3. Based on LTM Revenue of $225.0mm and LTM Adj. EBITDA of $42.2mm as of the quarter ended September 30, 2021. For a presentation of the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of these non-GAAP measures to the GAAP measures, please see investors.vocera.com
4. As of 1/3/17

Stryker to Acquire Vocera: Maximizing Value for All Vocera Shareholders TRANSACTION RATIONALE Vocera brings a highly complementary and innovative portfolio to Stryker’s Medical division that will address the increasing need for hospitals to connect caregivers and disparate data-generating medical devices to help drive efficiencies and improve safety and outcomes Vocera provides intelligent communication and clinical workflow solutions primarily to the healthcare sector in the U.S. and globally. Vocera currently serves 2,300+ facilities worldwide, including nearly 1,900 hospitals and healthcare facilities. Vocera’s software platform enables users to easily reach people by name, role, or group, and routes clinical data to its hands free voice communication devices and mobile phone-compatible apps. Interoperability between the Vocera network and 150+ clinical and operational systems helps reduce alarm fatigue, speed up staff response times and improve the patient experience. Stryker is one of the world’s leading medical technology companies. Stryker offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes.

Stryker to Acquire Vocera: Maximizing Value for All Vocera Shareholders This presentation contains “forward-looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning our ability to complete the acquisition, the timing of completion, the expected synergies and benefits from the acquisition, the components of our mission, our strategic evolution, enablement of real-time healthcare system and potential future products, capabilities and services. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates”, “targets,” “guidance,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “prospects,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms, although not all forward-looking statements contain these identifying words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We cannot guarantee that we will achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this presentation. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter. For a more complete discussion of factors that could materially affect our financial results and operations, please refer to our Annual Report on Form 10-K for the period ended December 31, 2020 that we have filed with the SEC, including Part II, Item 1A, “Risk Factors,” and other reports that we file with the SEC. Copies of reports we file with the SEC are posted on our website and are available from us without charge, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Additional Information and Where to Find It The tender offer for the outstanding shares of common stock of Vocera Communications, Inc. (“Vocera”) referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. At the time the tender offer is commenced, Stryker Corporation (“Stryker”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. VOCERA SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera will be available free of charge on Vocera’s website, investors.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.

Appendix: GAAP to Non-GAAP Reconciliation C O N F I D E N T I A L

GAAP to Non-GAAP Reconciliations of Net Income to Adjusted EBITDA (LTM as of Q3’21) Nine months ended Three months ended Twelve months ended September 30, December 31, September 30, 2021 2020 2021 GAAP net (loss) income $ (7,838) $ 121 $ (7,717) Add back: Stock compensation expense 22,588 6,839 29,427 Acquisition related expenses 3,895 812 4,707 Other expense, net (a) 973 1,194 2,167 Interest income (855) (485) (1,340) Interest expense 2,383 2,404 4,787 Depreciation and amortization expense 7,432 1,917 9,349 Provision for income taxes 512 275 787 Non-GAAP adjusted EBITDA $ 29,090 $ 13,077 $ 42,167 (a) This adjustment includes the accounting impact of the quarterly valuation reassessment of contingent consideration resulting from the 2020 acquisition of $(1.1) million and ($0.3) million for the nine and twelve months ended September 30, 2021, respectively, and the induced conversion expense from repurchasing our 2023 Notes of $2.1 million for the nine and twelve months ended September 30, 2021 © 2 0 2 1 V O C E R A C O M M U N I C A T I O N S . A L L R I G H T S R E S E R V E D . 2 C O N F I D E N T I A L